UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2014

Horizon Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35238	27-2179987
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

520 Lake Cook Road, Suite 520, Deerfield, Illinois 60015

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (224) 383-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously announced, Horizon Pharma, Inc. (“Horizon”) entered into that certain Transaction Agreement and Plan of Merger, dated March 18, 2014, by and among Horizon, Vidara Therapeutics Holdings LLC, a Delaware limited liability company, Vidara Therapeutics International Ltd., an Irish private limited company (“Vidara”), Hamilton Holdings (USA), Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Vidara (“U.S. HoldCo”), and Hamilton Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of U.S. HoldCo, as amended (the “Merger Agreement”).

In connection with the Merger Agreement, on June 17, 2014 (the “Effective Date”), Horizon, as initial signatory, entered into a Credit Agreement (the “Credit Agreement”) with the lenders from time to time party thereto (each a “Lender” and collectively the “Lenders”) and Citibank, N.A., as administrative agent and collateral agent (“Citibank”). A copy of the press release announcing the execution of the Credit Agreement is attached hereto as Exhibit 99.1.

The Credit Agreement provides for (i) a committed five-year $300 million term loan facility (the “Term Loan Facility”), the proceeds of which shall be used to effect the transactions contemplated by the Merger Agreement (the “Merger”), to pay fees and expenses in connection therewith and for general corporate purposes, (ii) an uncommitted accordion facility subject to the satisfaction of certain financial and other conditions, and (iii) one or more uncommitted refinancing loan facilities with respect to loans under the Credit Agreement.

The Lenders have committed to fund the loans under the Term Loan Facility on the closing date of the Merger (the “Closing Date”), subject to (i) customary closing conditions, including, among other things, the execution and delivery of joinders to the Credit Agreement by Vidara and certain subsidiaries of Vidara and Horizon, (ii) the execution and delivery of certain subsidiary guarantees, security and collateral documents and the delivery of customary closing documents and opinions, (iii) consummation of the acquisition in accordance with the terms of the Merger Agreement, (iv) the absence of a material adverse effect with respect to Vidara, and (v) the truth and correctness of certain specified representations in the Credit Agreement and certain representations of Vidara in the Merger Agreement.

The borrower under the Term Loan Facility will be U.S. HoldCo. The Credit Agreement allows for Vidara and other subsidiaries of Vidara to become borrowers under the accordion facility. Loans under the Term Loan Facility bear interest, at each Borrower’s (as such term is defined in the Credit Agreement) option, at a rate equal to either the LIBOR rate, plus an applicable margin of 8.00% per annum (subject to a 1.00% LIBOR floor), or the prime lending rate, plus an applicable margin equal to 7.00% per annum.

Horizon will pay to Citibank, for the ratable benefit and account of each applicable Lender, a ticking fee (the “Ticking Fee”) accruing from the date that is 31 days following the Effective Date through, but excluding, the earliest to occur of (i) the Closing Date, (ii) October 1, 2014 and (iii) the date of the termination of all of the commitments of the Lenders under the Term Loan Facility (the “Term Loan Commitments”) in accordance with the provisions set forth in the Credit Agreement (such earliest date, the “Ticking Fee Payment Date”), in an amount equal to 4% per annum of the Term Loan Commitments, which rate shall increase to 8% per annum of the Term Loan Commitments on the date that is 61 days following the Effective Date. The Ticking Fee shall be payable on the Ticking Fee Payment Date. Horizon and the borrowers will also be required to reimburse Citibank and the Lenders for certain expenses and Horizon will pay an upfront fee equal to 1% of the aggregate amount of loans actually borrowed under the Term Loan Facility on the Closing Date and customary arranger fees in connection with the making of the term loans under the Term Loan Facility.

The borrowers’ obligations under the Credit Agreement and any swap obligations entered into with a Lender will be guaranteed, as of the Closing Date, by Vidara and each of Vidara’s existing and subsequently acquired or organized direct and indirect subsidiaries (other than certain immaterial subsidiaries, subsidiaries whose guarantee would result in material adverse tax consequences and subsidiaries whose guarantee is prohibited by applicable law). The borrowers and the guarantors are individually and collectively referred to in this Current Report on Form 8-K as a “Loan Party” and the “Loan Parties,” as applicable.

The borrowers’ obligations under the Credit Agreement will be secured as of the Closing Date, subject to customary permitted liens and other agreed upon exceptions, by a perfected security interest in (i) all tangible and intangible assets of the Loan Parties, except for certain customary excluded assets, and (ii) all of the capital stock owned by the Loan Parties (limited, in the case of the stock of certain non-U.S. subsidiaries of U.S. HoldCo, to 65% of the capital stock of such subsidiaries).

U.S. HoldCo is permitted to make voluntary prepayments of loans under the Term Loan Facility, except that (i) a specified make-whole amount would apply to any repayment or repricing prior to the second anniversary of the Closing Date, (ii) a 4% premium would apply to any repayment or a repricing on or prior to the third anniversary of the Closing Date, and (iii) a 2% premium would apply to any repayment or a repricing on or prior to the fourth anniversary of the Closing Date. U.S. HoldCo is required to make mandatory prepayments of loans under the Term Loan Facility (without payment of a premium) with (a) net cash proceeds from certain non-ordinary course asset sales (subject to reinvestment rights and other exceptions), (b) casualty proceeds and condemnation awards (subject to reinvestment rights and other exceptions), and (c) net cash proceeds from issuances of debt (other than certain permitted debt).

The Credit Agreement contains customary representations and warranties and customary affirmative and negative covenants applicable to the Loan Parties and their restricted subsidiaries, including, among other things, restrictions on indebtedness, liens, investments, mergers, dispositions, prepayment of other indebtedness and dividends and other distributions.

Events of default under the Credit Agreement include: (i) the failure by the borrowers to timely make payments due under the Credit Agreement; (ii) material misrepresentations or misstatements in any representation or warranty by any Loan Party when made; (iii) failure by any Loan Party to comply with the covenants under the Credit Agreement and other related agreements; (iv) certain defaults under a specified amount of other indebtedness of Vidara or its subsidiaries; (v) insolvency or bankruptcy-related events with respect to Vidara or any of its material subsidiaries; (vi) certain undischarged judgments against Vidara or any of its restricted subsidiaries; (vii) certain ERISA-related events reasonably expected to have a material adverse effect on Vidara and its subsidiaries taken as a whole; (viii) certain security interests or liens under the loan documents ceasing to be, or being asserted by Vidara or its restricted subsidiaries not to be, in full force and effect; and (ix) any loan document or material provision thereof ceasing to be, or any proceeding being instituted asserting that such loan document or material provision is not, in full force and effect. If one or more events of default occurs and continues beyond any applicable cure period, the administrative agent may, with the consent of the Lenders holding a majority of the loans and commitments under the facilities, or will, at the request of such Lenders, terminate the commitments of the Lenders to make further loans and declare all of the obligations of the Loan Parties under the Credit Agreement to be immediately due and payable.

As a result of the execution of the Credit Agreement, Horizon will not exercise its right to extend the commitment letter that Horizon entered into with Deerfield Management Company, L.P. (“Deerfield”) and certain funds managed by Deerfield (the “Deerfield Funds”), pursuant to which the Deerfield Funds have committed to provide up to $250.0 million of senior secured loans to finance the Merger.

The foregoing description of the Credit Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is attached hereto as Exhibit 99.2.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated June 19, 2014.

99.2	Credit Agreement, dated June 17, 2014, by and among Horizon Pharma, Inc., as initial signatory, the lenders party thereto and Citibank, N.A., as administrative agent and collateral agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 19, 2014	HORIZON PHARMA, INC.

	By:	/s/ Robert J. De Vaere
Robert J. De Vaere
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated June 19, 2014.

99.2	Credit Agreement, dated June 17, 2014, by and among Horizon Pharma, Inc., as initial signatory, the lenders party thereto and Citibank, N.A., as administrative agent and collateral agent.